EXHIBIT 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into by and between Deltagen, Inc., a Delaware corporation (the “Company”), and Joseph M. Limber, the undersigned individual (the “Executive”).

RECITAL

The Company and Executive desire to enter into an Employment Agreement setting forth the terms and conditions of Executive’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.  Position, Responsibilities and Term.

(a)  Position and Responsibilities.    Effective with the closing of the Company’s Bridge Loan financing (the “Effective Date”), Executive will become an employee of the Company and will commence serving on a full-time basis as the interim Chief Executive Officer of the Company (“ICEO”). Effective with the closing of the Company’s Series A preferred stock financing, Executive will commence serving on a full-time basis as the President and Chief Executive Officer of the Company (“PCEO”). As ICEO or PCEO, Executive will report to the Company’s Board of Directors (the “Board”). Within the limitations established by the Bylaws of the Company, the Executive shall have the powers and duties commensurate with such positions and such other or different duties on behalf of the Company, as may be assigned from time to time by the Board. In addition, the Executive will be appointed to the Board effective with the closing of the Company’s Series A preferred stock financing. Executive’s office will be located in Redwood City, California and his duties shall primarily be performed there subject to necessary business travel.

(b)  At-Will Relationship.    Subject to the terms and conditions of this Agreement, Executive’s employment at the Company is “at will” and Executive or the Company are free to terminate the employment relationship at any time upon 30 days written notice, with or without Cause (as defined in Section 6). Executive understands and agrees that upon his termination of employment (the “Termination Date”) for any reason, he shall also be deemed to have voluntarily resigned from any and all offices and/or directorships with the Company and any of the Company’s subsidiaries or affiliates.

2.  Salary.    Executive will earn a base salary of $365,000 per year (“Base Salary”), which shall cover all hours worked, payable in the time and manner that salary is paid by the Company to employees generally, and subject to applicable tax withholding. Executive’s Base Salary will be reviewed annually and any adjustments will be within the discretion of the Board consistent with the Company’s policies and based on Executive’s performance and/or contributions to the Company.

3.  Bonus.    Executive will be eligible to earn an annual cash bonus that will be based on performance objectives established by the Board. The performance objectives for Executive for fiscal year 2003 shall be established by the Board within 15 days after the Effective Date. The annual target bonus amount shall be equal to 50% of Executive’s Base Salary (the “Target Bonus”), provided that for fiscal year

2003, such Target Bonus shall be pro-rated based upon the number of days of Executive’s employment in fiscal year 2003 plus thirty, divided by 365. Executive may earn more or less than the Target Bonus based on performance. The actual amount of bonus paid to Executive, if any, shall be determined by the Board in its sole discretion.

4.  Equity.    Executive will be eligible to participate in the Company’s 2000 Stock Incentive Plan (the “Plan”) and any other equity incentive plans if and when they are implemented by the Company. Any Company equity securities held by Executive shall be subject, among other things, to the Company policy on insider trading.

(a)  Initial Stock Option Grant.    The Company will grant Executive an initial stock option (the “Initial Stock Option”) pursuant to the Plan enabling Executive to purchase up to 1,714,285 shares of the Company’s common stock. The Initial Stock Option will be fully vested with respect to 43,731 shares on the date of grant. The remaining 1,670,554 shares subject to the Initial Stock Option will vest pro-rata on a monthly basis over four years with vesting commencing as of the Effective Date. Vested portions of the Initial Stock Option shall be exercisable at a price per share equal to the “Fair Market Value” (as such term is defined in the Plan) of a share of the Company’s common stock on the date of grant. The Initial Stock Option shall be an “incentive stock option” (as provided under Section 422 of the Internal Revenue Code of 1986 as amended) to the maximum extent permitted by applicable law with any nonqualifying portion of the grant constituting a nonstatutory stock option. The grant and terms of the Initial Stock Option shall be subject in all respects to the terms of the Plan and the Company’s standard form of option agreement (which Executive will execute as a condition of receiving the Initial Stock Option) including without limitation a condition that Executive continues to be employed by the Company as of each vesting date.

(b)  Additional Stock Option Grants.    Subject to Section 4(d), the Executive will be eligible to receive a one-time stock option grant under the Plan (the “Second Stock Option”) to purchase the Company’s common stock. If awarded, the Second Stock Option shall be granted immediately prior to (and subject to) the closing of a round of equity financing which occurs after the Effective Date. This Second Stock Option shall be in the amount necessary to enable Executive’s aggregate total equity stake in the Company to be at least equal to 5% of the number of the Company’s outstanding common shares on a fully-diluted post-financing basis. The Second Stock Option granted pursuant to this Section 4(b) shall: (i) have a per share exercise price that is equal to the greater of (x) the exercise price for the Initial Stock Option or (y) 25% of the Fair Market Value of a share of the Company’s common stock on the date of grant for the Second Stock Option, (ii) vest pro-rata on a monthly basis over four years commencing on the date of grant for the Initial Stock Option and (iii) have other terms and conditions that are the same as for the Initial Stock Option.

(c)  Performance Option Grants.    Subject to Section 4(d), Executive will be eligible to receive an additional stock option grant under the Plan to purchase the number of shares of the Company’s common stock that are equal to 2% of the Company’s outstanding common shares (measured on the date of option grant on a fully-diluted basis); provided, however, that this additional option grant will only be awarded based upon successful achievement of Company performance milestones. Such milestones will be established by the Chairman of the Board, in consultation with Board members, within 15 days after the Effective Date. Any option granted pursuant to this Section 4(c) shall: (i) have a per share exercise price that is equal to the Fair Market Value of a Company common share on the date of grant for the option, (ii) vest pro-rata on a monthly basis over four years commencing on the date of grant for the option and (iii) have other terms and conditions that are the same as for the Initial Stock Option.

(d)  Plan Share Grant Limits.    If any applicable Plan share grant limits have been attained with respect to the Plan or Executive and as a result the full option grant(s) contemplated by Sections 4(b) or 4(c) cannot be awarded in a particular fiscal year, then the granting of the ungranted excess portion of such option(s) will deferred to a subsequent fiscal year(s). In this event, the option grant that has been deferred will be granted on the first business day of the subsequent fiscal year (subject also to any applicable Plan share grant limits). The per share option exercise price will be equal to the Fair Market Value of a Company common share on the date such grant would have originally occurred but for the Plan share grant limits (provided that such exercise price may be no lower than 25% of the Fair Market Value of a Company common share on the actual date of option grant) and all other terms will remain as provided in Sections 4(b) or 4(c) (including without limitation and to the extent permitted by applicable law, the vesting schedule, which shall start on the date the option would have been granted but for the deferral required by this Section 4), the Plan and standard option agreement.

5.  Benefits and Reimbursements.

(a)  Benefits.    During Executive’s employment with the Company, Executive will be eligible to participate in all Company employee benefit plans and programs at the time or thereafter made available to all of the Company’s salaried employees generally and officers. Executive shall be entitled to three (3) weeks of paid vacation annually in accordance with Company policy during the term of this Agreement as long as the scheduling of Executive’s vacation does not interfere with the Company’s normal business operations.

(b)  Business Expense Reimbursement.    During Executive’s employment as ICEO or PCEO, Executive will be reimbursed for all reasonable and approved business expenses (including, without limitation, travel expenses) upon the properly completed submission of requisite forms and receipts to the Company in accordance with its business expense reimbursement and travel policies.

6.  Consequences of Termination of Employment.

(a)  For Cause.    For purposes of this Agreement, Executive may be terminated at any time immediately (with no requirement for the advance notice set forth in Section 1(b)) upon written notice for “Cause” as a result of the occurrence of one or more of the following, provided that in the event any of the foregoing events is capable of being cured, the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have five (5) days to cure such event:

(i)	Executive’s willful misconduct, gross negligence, or intentional failure to act which is performed in bad faith and to the material detriment of the Company or any of its affiliates;

(ii)	Executive’s willful and habitual neglect of his duties of employment;

(iii)	Executive’s intentional act contrary to, or intentional failure to act in accordance with, the lawful order of the Board relating to the business of the Company or any of its affiliates or Executive’s willful violation of any material Company policy; or

(iv)	The conviction of Executive of a crime involving moral turpitude or fraud, or a felony, or criminal act against the Company, or any stockholder, subsidiary or affiliate thereof or any of the assets of any of them.

In the event Executive’s employment is terminated for Cause, Executive will be entitled to any accrued and unpaid salary due Executive pursuant to Section 2 through the Termination Date and to any earned, unused vacation owed Executive at the time of the Termination Date. Any accrued payroll deductions made by Executive under the Company’s 2000 Employee Stock Purchase Plan (“ESPP”) will also be paid to Executive (without interest) along with reimbursement for any authorized business expenses that have not yet been reimbursed. Executive will be entitled to no other compensation from the Company.

(b)  Termination Without Cause or Constructive Termination.    The Company may terminate Executive’s employment without Cause or Executive may be “Constructively Terminated.” For purposes of this Agreement, Executive will have been “Constructively Terminated” if Executive resigns from the Company within forty-five (45) days after the date that any one of the following events has occurred without Executive’s written consent:

(x)	Executive has incurred a material reduction in Executive’s responsibilities, duties or authority;

(y)	Executive’s Base Salary has been reduced by more than 10% (provided, however, that any proportionate salary reduction in excess of 10% affecting Company officers shall not constitute a basis for Executive to assert that he has been Constructively Terminated); or

(z)	Executive’s principal place of business is relocated by more than 40 miles away from its prior location.

If Executive’s employment with the Company is terminated without Cause by the Company or Executive is Constructively Terminated, then Executive will be entitled to the following:

(i)  Severance.    Subject to Executive’s continuing compliance with this Agreement, Executive will receive cash payments for the twelve month period following his Termination Date (paid at the rate of his Base Salary on his Termination Date), payable in the time and manner that salary is paid by the Company to employees generally and subject to applicable tax withholding. The aggregate total amount of such payments shall not exceed one times Executive’s Base Salary (subject to adjustment by Section 7). Executive will also be paid for accrued and unpaid salary due Executive pursuant to Section 2 through the Termination Date and to any earned, unused vacation owed Executive at the time of the Termination Date. Any accrued payroll deductions made by Executive under the ESPP will also be paid to Executive (without interest) along with reimbursement for any authorized business expenses that have not yet been reimbursed.

(c)  Voluntary Termination, Death or Disability.    In the event Executive’s employment with the Company is terminated as a result of Executive’s own volition or as a result of Executive’s death or by the Company (or Executive) as a result of Executive’s Disability (as such term is defined in Internal Revenue Code Section 22(e)(3)), such termination will have the same economic consequences as a termination of employment for Cause under Section 6(a).

(d)  Release of Claims; Mutual Nondisparagement.    As a condition to the receipt of any payments described in this Section 6 (and, if applicable, Section 7) and any other post-termination benefits, Executive shall be required to: (i) execute (and not revoke) a release of all claims (substantially in the form attached hereto as Exhibit A) arising out of Executive’s employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law, (ii) continue to at all times comply with the nondisparagement provisions described in Section 13(l) and (iii) fully comply with Section 6(e). Upon the effectiveness of the Executive’s release of claims specified in Section 6(d)(i), the Company agrees that its then directors and officers will not make any disparaging statements (oral or written) about Executive in any manner that might be harmful to his business or reputation.

(e)  Other Conditions.    The following conditions must all be satisfied by Executive in connection with his termination of employment for any reason.

(i)  Upon the Termination Date, Executive shall execute the Termination Certificate attached to the Proprietary Information Agreement (or its successor agreement) executed by Executive;

(ii)  Except as approved in writing by the Company, no later than the Termination Date, Executive shall return to the Company all Company property including, but not limited to, computers, cell phones, pagers, keys, laboratory notebooks, business cards, intellectual property, etc. and Executive agrees to not make or retain copies, reproductions or summaries of any such property;

(iii)  Executive will fully pay off any outstanding advances or amounts owed to the Company no later than their applicable due date or Executive’s Termination Date (if no other due date has been previously established);

(iv)  Executive will submit any outstanding expense reports to the Company within thirty (30) days after the Termination Date; and

(v)  Upon the Termination Date, Executive will no longer represent that Executive is ICEO or PCEO or an officer, director or employee of the Company and, except as approved in writing by the Company, Executive will immediately discontinue using Executive’s Company mailing address, telephone, facsimile machines, voice mail and e-mail.

(f)  Offset.    Any severance or other payments or benefits made to Executive under this Agreement may be reduced, in the Company’s discretion, by any amounts Executive owes to the Company.

7.  Change in Control.    In the event of a “Change in Control” (as defined below) and provided that Executive is employed by the Company on the date of the Change in Control and further provided that Executive’s employment is terminated by the Company without Cause (or Constructively Terminated) within one year following the Change in Control, then (i) all (100%) of Executive’s then-unvested stock options shall become vested on the Termination Date and (ii) the total payments to be made to Executive under Section 6(b)(i) shall be increased by a pro-rated portion of the Target Bonus (with such pro-rated amount equal to the Target Bonus amount multiplied by the number of days Executive was employed during the fiscal year of termination divided by 365). For purposes of this Agreement, a “Change in Control” shall mean the occurrence of either of the following:

(i)  The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who in the aggregate owned less than 10% of the Company’s combined voting power represented by the Company’s outstanding securities immediately prior to such merger, consolidation or other reorganization; or

(ii)  Any “person” (as such term is used in Section 13(d) and Section 14 of the Securities Exchange Act of 1934), who as of the Effective Date owns less than 10% of the Company’s combined voting power represented by the Company’s outstanding securities, by the acquisition of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”) except that any change in the relative beneficial ownership of the Company’s securities resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company. Thus, for example, any person who as of the Effective Date owns less than 10% of the Company’s outstanding shares, shall cause a Change in Control to occur as of any subsequent date if such person then acquires an additional interest in the Company which, when added to the person’s previous holdings, causes the person to hold more than 50% of the Company’s outstanding shares.

The term “Change in Control” shall not include any secondary public offering of the Company’s securities or a transaction, the sole purpose of which is to change the state of the Company’s incorporation.

8.  Limitation on Payments.    In the event that it is determined that any payment or distribution of any type to or for Executive’s benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either:

(i)	in full; or

(ii)	as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax.

Executive shall receive the greater, on an after-tax basis, of (i) or (ii) above.

Unless Executive and the Company agree otherwise in writing, any determination required under this Section 8 shall be made in writing by the Company’s independent accountant (the “Accountant”) whose determination shall be conclusive and binding. Executive and the Company shall furnish the Accountant such documentation and documents as the Accountant may reasonably request in order to make a determination. The Company shall bear all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this Section 8.

9.  Assignability; Binding Nature.    Commencing on the Effective Date, this Agreement will be binding upon Executive and the Company and Executive’s respective successors, heirs, and assigns. This Agreement may not be assigned by Executive except that Executive’s rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company’s obligations under this Agreement contractually or as a matter of law.

10.  Governing Law; Arbitration.    This Agreement will be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of California. Any controversy, claim or dispute arising out of or relating to this Agreement, either during the existence of the employment relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be settled by arbitration in Redwood City, California. Such arbitration shall be conducted in accordance with the then prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as augmented by this Agreement, and shall be before a single neutral arbitrator licensed to practice law in the state of California. The arbitrator shall apply the same substantive law, the same limitation periods and the same remedies, that would apply if the claims were brought in a court. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based. Each party will pay their own attorneys’ fees and costs, except that the arbitrator shall award attorneys’ fees and costs in accordance with California law. To the extent permitted by applicable law, the Company and the Executive shall equally share in paying the arbitrator’s fees and all arbitration forum costs. Either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award or to obtain temporary injunctive relief pending a judgment based on the arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit in any way related to any claim covered by this arbitration clause. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. Except as provided herein, all such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity. The arbitrator shall not have the right to award punitive damages, consequential damages, lost profits or speculative damages to either party. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of the Company. The arbitrator shall be required to follow applicable law.

11.  Withholding.    Anything to the contrary notwithstanding, all payments made by the Company hereunder to Executive or Executive’s estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. In lieu of withholding, the Company may, in its sole discretion, accept other provisions for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

12.  Entire Agreement.    Except as otherwise specifically provided in this Agreement, this Agreement contains all the legally binding understandings and agreements between Executive and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements including, but not limited to, any employment or change of control agreements, whether oral or in writing, previously entered into between the parties.

13.  Miscellaneous.

(a)  No Waiver; Enforceability.    No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by Executive and a duly authorized representative of the Company in writing. No waiver by Executive or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

(b)  Exclusive Employment.    Except upon the prior written consent of the Board, Executive shall not during employment with the Company engage, directly or indirectly, in any other business activity which competes with the Company’s present or contemplated business, nor will he plan or organize any competitive business activity. Executive will not enter into any agreement which conflicts with his duties or obligations to the Company. Executive will not during his employment or within one (1) year after it ends, without the Company’s express written consent, directly or indirectly, solicit or encourage any employee, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.

(c)  Confidential Information and Invention Assignments.    Executive is simultaneously executing a Confidential Information and Invention Assignment Agreement (the “Confidential Information and Invention Assignment Agreement”). The obligations under the Confidential Information and Invention Assignment Agreement shall survive termination of this Agreement for any reason.

(d)  Indemnification.    The Company agrees to defend and indemnify Executive against any liability that Employee incurs within the scope of his employment with the Company to fullest extent permitted by the Company’s certificate of incorporation and by-laws and applicable law. The Company will use its best efforts to maintain D&O insurance coverage covering Executive.

(e)  Legal Fees.    The Company shall pay for the reasonable legal fees that are incurred by Executive prior to the Effective Date with respect the negotiation of this Agreement up to a maximum amount of $3,000. Executive shall submit invoices for any such legal fees to the Company and such invoices shall provide sufficient documentation of the work performed. Any legal fees in excess of $3,000 shall entirely be the responsibility of the Executive.

(f)  No Inconsistent Obligations.    Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Executive represents and warrants that he has returned all property and confidential information belonging to all prior employers.

(g)  Cooperation.    After notice of termination of employment has been provided by either party, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive. Executive shall, during the Agreement and after the Termination Date, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination of employment shall be furnished at mutually agreeable times.

(h)  Notices.    Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.

(i)  Business Activities.    Executive shall devote the substantial portion of his entire business time, attention and energy exclusively to the business and affairs of the Company and its affiliates, as its business and affairs now exist and as they hereafter may be changed. Executive may serve as a member of the Board of Directors of a limited number of other companies, with the prior written consent of the Board, that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect his ability to carry out his duties hereunder.

(j)  Acknowledgement.    Executive acknowledges that (i) he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company and (ii) he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

(k)  Counterparts.    This Agreement may be executed in or more counterparts, all of which taken together shall constitute on and the same Agreement.

(l)  Nondisparagement.    Executive will not at any time make any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company’s products or work-in-progress, in any manner that might be harmful to their businesses, business reputations or personal reputations.

14.  Intellectual Property.

(a)  General.    Any and all intellectual property (including but not limited to inventions, trademarks, trade secrets, copyrights, software or literary creations) made, developed or created by Executive during the term of this Agreement using Company time or Company equipment, supplies, facilities, resources, or trade secret information or which reasonably relate to the business of the Company or which reasonably relate to any business conducted by the Company during the term of Executive’s employment by the Company (each, “Intellectual Property”), whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular working hours of work or otherwise, shall be promptly and fully disclosed by Executive to the Company and shall be the Company’s exclusive property as against Executive, and Executive shall promptly deliver to the Company all papers, drawings, models, data and other material relating to any Intellectual Property made, developed or created by Executive as aforesaid. In addition, Executive covenants and agrees to disclose to the Company any Intellectual Property developed or created by Executive during the term of this Agreement, whether or not such Intellectual Property relates to the business being conducted by the Company at the time of development or creation of such Intellectual Property.

(b)  Works for Hire.    Executive hereby expressly acknowledges and agrees that any copyrights developed or created by Executive during the term of this Agreement which reasonably relates to the business of the Company or which reasonably relates to the business conducted by the Company during Executive’s employment by the Company shall be considered “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. § 101). Each such copyright as well as all copies of such copyrights in whatever medium fixed or embodied, shall be owned exclusively by the Company as of the date of creation.

(c)  Cooperation.    Executive shall, upon the Company’s request and without any payment therefor, execute all documents necessary or advisable in the opinion of the Company’s counsel to register or protect the Company’s Intellectual Property or to vest in the Company full and exclusive title to such Intellectual Property, the expense of registering or protecting the Intellectual Property to be borne by the Company. In addition, Executive agrees not to file any documents adverse to the Company’s ownership of such Intellectual Property.

(d)  Disclosure.    This Agreement does not apply to Intellectual Property that qualifies fully as a nonassignable invention under the provisions of California law. Executive hereby covenants and agrees to disclose promptly in writing to the Company all Intellectual Property made or conceived by Executive during the term of Executive’s employment and for one (1) year thereafter, whether or not Executive believes that such Intellectual Property is subject to this Agreement, to permit a determination by the Company as to whether such Intellectual Property should be the property of the Company. Any such information will be received in confidence by the Company.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below and this Agreement is effective as of the Effective Date.

DELTAGEN, INC.:	JOSEPH M. LIMBER:

By:
Name:

Title:

Date:

EXHIBIT A

GENERAL RELEASE

The undersigned (hereinafter the “Terminated Employee”) hereby releases, discharges and acquits Deltagen, Inc. (the “Company”), its agents, employees, stockholders, directors, officers, successors, attorneys and assigns (collectively, “Releasees”) from any and all claims, demands, liabilities or causes of action, known or unknown, against Releasees or any of them, which Terminated Employee now owns or holds or will own or hold at any time in the future, by reason of any action, matter, cause or thing whatsoever related to the termination of the Terminated Employee’s employment with the Company or in any way related to the employment relationship between the Terminated Employee and the Company and/or arising out of the termination of that employment or relationship, including but not limited to any and all claims pursuant to the Age Discrimination in Employment Act, 29 U.S.C. ‘ 621 et seq. and any other applicable law, statute, code or ordinance. It is the intention of the Terminated Employee in executing this General Release that the general release provided for herein shall be effective as a bar to each every claim, demand and cause of action hereinabove specified, and shall extend to claims that the Terminated Employee does not know or suspect to exist in his favor at the time of executing this General Release, which if known by the Terminated Employee might have materially affected his entering into this General Release. It is the further intention of the Terminated Employee in executing this General Release to waive California Civil Code Section 1542 and any other provision of any other state’s or jurisdiction’s law or laws of a similar nature or with similar effect. California Civil Code Section 1542 provides as follows:

‘ 1542 [Certain claims not affected by general release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Terminated Employee acknowledges that he is aware that he may hereafter discover facts different from or in addition to those he now knows or believes to be true with respect to the matters herein released and the Terminated Employee agrees that this General Release shall be and remain in effect in all respects as a complete general release notwithstanding any such different or additional facts.

The Terminated Employee acknowledges that he has been advised to consult with an attorney prior to signing this General Release and that he has in fact consulted with an attorney, that the Terminated Employee understands that he is not waiving any claims which may arise after the date of this Release, that the Terminated Employee has been given a period of at least 21 days in which to consider whether to enter into this Release, and that, if required by law, the Terminated Employee is entering into this Release of his own free will.

The Terminated Employee further acknowledges and understands that he, if he is 40 years of age or older, may revoke this General Release within 7 days from the date it is executed by him and that this General Release shall not become effective or enforceable until that 7-day period has expired. Such a revocation will immediately void all of the promises and obligations set forth in this General Release and any obligations of the Company to Employee that are conditioned upon the execution of this General Release pursuant to the terms of that Employment Agreement dated ______________________, 2003 between the Company and the Terminated Employee, including but not limited to any of the Company’s obligations to remit the sums set forth therein.

Joseph M. Limber